Exhibit 5.1

mwe.com Tracy A. Bacigalupo Attorney at Law tbacigalupo@mwe.com +1 212 547 5656

August 16, 2021

ACRES Commercial Realty Corp.

865 Merrick Avenue, Suite 200 S

Westbury, New York 11590

Re:	Current Report on Form 8-K

Ladies and Gentlemen:

We serve as special Maryland counsel to ACRES Commercial Realty Corp., a Maryland corporation (the “Company”), in connection with the sale and issuance by the Company of $150,000,000 aggregate principal amount of the Company’s 5.75% Senior Notes due 2026 (collectively, the “Notes”), pursuant to the Underwriting Agreement, dated August 9, 2021 (the “Underwriting Agreement”), by and among the Company, ACRES Capital, LLC, a New York limited liability company (the “Manager”), and Raymond James & Associates, Inc., for itself and as Representative of the several Underwriters named in Exhibit A thereto (collectively, the “Underwriters”).  The Notes are to be issued pursuant to an indenture, dated as of August 16, 2021, by and between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”), and as supplemented by a supplemental indenture relating to the Notes to be entered into by and between the Company and the Trustee (as so supplemented, the “Indenture”).  This opinion is being provided at your request in connection with the filing of the Current Report on Form 8-K (the “Form 8-K”).

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

1.The Underwriting Agreement, certified as of the date hereof by the Secretary of the Company;

2.The Registration Statement on Form S-3 (the “Registration Statement”) relating to the Notes (File Number. 333-254315), in the form in which it was filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”);

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August 16, 2021

3.The Prospectus dated April 20, 2021, which forms part of the Registration Statement, as supplemented by the Prospectus Supplement dated August 9, 2021 relating to the Notes (the “Prospectus”), in the forms in which they were filed with the Commission under the 1933 Act;

4.The charter of the Company (the “Charter”), certified as of a recent date by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

5.The Bylaws of the Company (the “Bylaws”), certified as of the date hereof by the Secretary of the Company;

6.All resolutions adopted by the Board of Directors of the Company (the “Board”), or a duly authorized committee thereof, relating to (a) the registration, sale and issuance of the Notes, and (b) the authorization, execution and delivery of the Underwriting Agreement and the performance of the transactions contemplated thereby by the Company, certified as of the date hereof by the Secretary of the Company;

7.The Indenture, certified as of the date hereof by the Secretary of the Company;

8.The Notes, certified as of the date hereof by the Secretary of the Company;

9.A certificate of the SDAT as to the good standing of the Company, dated as of the date hereof; and

10.A certificate executed by Jaclyn A. Jesberger, Senior Vice President, Chief Legal Officer and Secretary of the Company, dated as of the date hereof.

In expressing the opinion set forth below, we have assumed the following:

1.Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2.Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3.Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party's obligations (including the Company’s) set forth therein are legal, valid and binding.

4.All Documents submitted to us as originals are authentic.  All Documents submitted to us as certified or photostatic copies conform to the original documents.  All signatures on all such Documents are genuine.  All public records reviewed or relied upon by us or on our behalf are true and complete.  All statements and information contained in the Documents are true and complete.  There has

August 16, 2021

been no oral or written modification or amendment to the Documents, or waiver of any provision of the Documents, by action or omission of the parties or otherwise.

5.The Underwriting Agreement is a valid and legally binding contract that conforms to the description thereof set forth in the Registration Statement.

6.The Indenture is a valid and legally binding contract that conforms to the description thereof set forth in the Registration Statement.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that when the Notes shall have been duly executed by the Company and authenticated by the Trustee as provided in the Indenture and the resolutions of the Board and shall have been duly delivered to the purchasers thereof against payment of the agreed consideration therefor as provided in the Underwriting Agreement, the Notes will be duly authorized, executed and delivered.

The foregoing opinion is limited to the substantive laws of the State of Maryland and we do not express any opinion herein concerning any other law.  We express no opinion as to compliance with the securities (or “blue sky”) laws of the State of Maryland.  The opinion expressed herein is subject to the effect of judicial decisions which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Form 8-K.  We hereby consent to the filing of this opinion as an exhibit to the Form 8-K.  In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,

MCDERMOTT WILL & EMERY LLP

/s/ McDermott Will & Emery LLP